EXHIBIT 10.32

Portions Subject to Confidential Treatment Request Under Rule 406

ASSET PURCHASE AGREEMENT

by and among

VGX PHARMACEUTICALS, INC.

ADViSYS INC.,

RONALD O. BERGAN

and

MARY ALICE BERGAN

Dated February 21, 2007

i

4.23	Brokers	17
4.24	Disclosure	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		18

5.1	Authority; Enforceability	18
5.2	Consents; Non-Contravention	18
5.3	Brokers	18
5.4	Litigation	19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		19

6.1	Authority; Enforceability	19
6.2	Consents; Non-Contravention	19
6.3	Brokers	20
6.4	Litigation	20

ARTICLE VII COVENANTS OF THE COMPANY AND THE STOCKHOLDERS		20

7.1	Fulfillment of Agreements	20
7.2	Further Assurances	20
7.3	Confidentiality	20
7.4	Books and Records	21
7.5	Conduct of Business	21
7.6	Access	22
7.7	Insurance	22
7.8	Exclusivity	22
7.9	Tax Matters	22
7.10	Change of Name	22
7.11	Guarantee	23
7.12	Release	23
7.13	Noncompetition, Nonsolicitation and Nondisparagement	23
7.14	Liquidation and Dissolution Documents	24

ARTICLE VIII COVENANTS OF THE PURCHASER		24

8.1	Fulfillment of Agreements	24
8.2	Further Assurances	25
8.3	Confidentiality	25
8.4	Books and Records	25
8.5	Arrangement with Administaff and Other Employee Matters	25
8.6	Recent Financials	26
8.7	Services of Dr. Kern	26
(a)	Guarantee Obligations	26

ARTICLE IX CONDITIONS TO THE PURCHASER’S OBLIGATIONS		26

9.1	Representations and Warranties True and Correct	26

9.2	Covenants and Agreements Performed	26
9.3	Company Closing Certificate	26
9.4	Stockholders Closing Certificate	27
9.5	No Prohibition	27
9.6	Consents	27
9.7	Assignment	27
9.8	Intellectual Property Assignments	27
9.9	Subscription Agreement	27

ARTICLE X CONDITIONS TO THE STOCKHOLDERS’ AND THE COMPANY’S OBLIGATIONS		27

10.1	Representations and Warranties True and Correct	27
10.2	Covenants and Agreements Performed	27
10.3	Purchaser Closing Certificate	27
10.4	No Prohibition	28
10.5	Consents	28
10.6	Payment of Closing Payment	28
10.7	Assignment	28

ARTICLE XI TERMINATION PRIOR TO CLOSING; REORGANIZATION		28

11.1	Termination	28
11.2	Effect on Obligations	28

ARTICLE XII SURVIVAL; INDEMNIFICATION AND OFFSET		28

12.1	Survival; Knowledge of Breach	28
12.2	Indemnification	29
12.3	Limitations	30
12.4	Notice of Indemnity Claims	31
12.5	Third-Party Claims	31
12.6	Settlement of Indemnity Claims	32
12.7	Right of Setoff	32
12.8	Exclusive Remedy	32

ARTICLE XIII MISCELLANEOUS		33

13.1	Entire Agreement	33
13.2	Successors and Assigns	33
13.3	Headings	33
13.4	Amendment; Modification and Waiver	33
13.5	Expenses	33
13.6	Notices	33
13.7	Governing Law	35
13.8	No Third Party Beneficiaries	35
13.9	Counterparts	35
13.10	Drafting of Agreement	35

13.11	Savings Clause	35
13.12	Injunctive Relief	35

ARTICLE XIV CERTAIN DEFINITIONS		35

14.1	“Administaff”	35
14.2	“Administaff Agreement”	36
14.3	“Affiliate”	36
14.4	“Ancillary Agreements”	36
14.5	“Business Day”	36
14.6	“Claim”	36
14.7	“Code”	36
14.8	“Company Contract”	36
14.9	“Contract”	36
14.10	“EKD	36
14.11	“Encumbrances”	36
14.12	“Environment”	36
14.13	“Environmental Claim”	36
14.14	“Environmental Law”	36
14.15	“ERISA”	36
14.16	“FD&C Act”	37
14.17	“FDA”	37
14.18	“GAAP”	37
14.19	“GHRH	37
14.20	“Governing Documents”	37
14.21	“Governmental Authority”	37
14.22	“Governmental Authorization”	37
14.23	“Hazardous Substance”	37
14.24	“Intellectual Property”	37
14.25	“IRS”	38
14.26	“Knowledge of the Company”	38
14.27	“Legal Requirement”	38
14.28	“Losses”	38
14.29	“Liabilities”	38
14.30	“Material Adverse Effect”	39
14.31	“Order”	39
14.32	“Permitted Encumbrances”	39
14.33	“Person”	39
14.34	“Proceeding”	39
14.35	“Restricted Business	39
14.36	“Schedules”	39
14.37	“Securities”	39
14.38	“Straddle Period”	39
14.39	“Tax”	39
14.40	“Taxing Authority”	40
14.41	“Tax Return”	40

Exhibits

Exhibit A	Purchase Price Allocation
Exhibit B	Assignment and Assumption Agreement
Exhibit C	IP Assignment
Exhibit D	Subscription Agreement

Schedules

Schedule 1.1(f)	Assigned Contracts
Schedule 4.2	Consents
Schedule 4.3	Subsidiaries
Schedule 4.4	Foreign Qualifications
Schedule 4.5	Capitalization
Schedule 4.8	Governmental Authorizations
Schedule 4.10	Absence of Changes
Schedule 4.13	Intellectual Property
Schedule 4.15	Environmental Matters
Schedule 4.16	Employee Matters
Schedule 4.18	Employee Benefits Matters
Schedule 4.19	Related Party Transactions
Schedule 4.20	Insurance Policies
Schedule 4.21	Customers and Suppliers
Schedule 4.22	Warranty Policies
Schedule 5.2	Consents
Schedule 6.2	Consents
Schedule 8.5	Excluded Employees

v

DEFINED TERMS

Page

Administaff	35
Administaff Agreement	36
Affiliate	36
Agreement	1
Ancillary Agreements	36
Assigned Contracts	2
Assigned Governmental Authorizations	2
Assignment	27
Assumed Liabilities	3
Balance Sheets	8
Business	1
Business Day	36
Cash Portion	4
Claim	36
Claim Notice	31
Closing	6
Closing Date	6
Code	36
Company	1
Company Closing Certificate	26
Company Confidential Information	20
Company Contract	36
Company Financial Statements	9
Company Indemnitees	30
Company Indemnitors	29
Company Parties	21
Company Threshold	30
Contract	36
Defense Notice	32
Drop Dead Date	28
EKD	36
Employee Benefit Plans	15
Employees	25
Encumbrances	36
Environment	36
Environmental Claim	36
Environmental Law	36
ERISA	36
Excluded Assets	2
Extended Survival Period	29
FD&C Act	37
FDA	37
Form 8594	6
GAAP	37
GHRH	37
Governing Documents	37
Governmental Authority	37

Governmental Authorization	37
Hazardous Substance	37
Indemnified Party	31
Indemnifying Party	31
Indemnity Claim	31
Intellectual Property	37
Interim Balance Sheet	8
Inventories	1
IP Assignment	27
IRS	38
Knowledge	38
Legal Requirement	38
Liabilities	38
Losses	38
Material Adverse Effect	39
Obligations	23
Order	39
Permitted Encumbrances	39
Person	39
Proceeding	39
Purchase Price	4
Purchased Assets	1
Purchaser	1
Purchaser Closing Certificate	27
Purchaser Indemnitees	29
Purchaser Parties	25
Related Person	16
Released Parties	23
Releasors	23
Restricted Business	39
Restricted Period	23
Restrictive Parties	23
Retained Liabilities	3
Schedules	39
Securities	39
Software	38
Stock Portion	4
Stockholders	1
Stockholders Closing Certificate	27
Straddle Period	39
Survival Period	29
Tax	39
Tax Return	40
Taxes	39
Taxing Authority	40
Third Party Claim	31
Transaction	22

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2007, by and among VGX Pharmaceuticals, Inc. (the “Purchaser”), ADViSYS Inc. (the “Company”), a Delaware corporation, and Ronald O. Bergan and Mary Alice Bergan (Mr. and Ms. Bergan together, the “Stockholders”).

RECITALS:

WHEREAS, the Company is engaged in the business of (a) developing, marketing, manufacturing, distributing or otherwise commercializing (i) veterinary applications of GHRH technology and (ii) EKDs for the delivery of plasmids into tissue, (b) performing contract services, which services include process development, quality control, quality assurance and validation services, as well as the manufacture of plasmid-based biopharmaceuticals and (c) performing contract research services (clauses (a) through (c), the “Business”);

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell, substantially all of the assets of the Business, subject to certain liabilities of the Business, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Stockholders are the principal stockholders of the Company and, as a result thereof, will receive substantial benefits in connection with the transactions contemplated hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                                 Purchased Assets.  At the Closing, the Company shall sell, transfer, convey and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Company’s right, title and interest in and to all of the assets and properties of every kind and description, tangible and intangible, that are used in or related to the Business, wherever located (such transferred assets and properties, the “Purchased Assets”).  The Purchased Assets shall include the following:

(a)                                  All cash and cash equivalents of the Company less an amount equal to the sum of $10,000 (representing amounts retained by the Company to pay liquidation expenses) and the amount of the Excluded Accounts;

(b)                                 All accounts receivable of the Company;

(c)                                  All inventories of raw materials, work-in-process, finished goods and other supplies of the Company (the “Inventories”);

(d)                                 All equipment, machinery, furniture, fixtures and other tangible assets of the Company;

(e)                                  The Company Contracts set forth on Schedule 1.1(f) (such Company Contracts, the “Assigned Contracts”);

(f)                                    All transferable Governmental Authorizations of the Company (the “Assigned Governmental Authorizations”);

(g)                                 All of the Company’s Intellectual Property;

(h)                                 All telephone numbers, facsimile numbers and email addresses used in the Business;

(i)                                     All goodwill and going concern value of the Business;

(j)                                     All Claims of the Company against any Person to the extent relating to the Purchased Assets or Assumed Liabilities;

(k)                                  All advertising materials, marketing plans, catalogues, brochures, promotional material and cost and pricing information of the Company; and

(l)                                     All data, records, books, ledgers, files, reports and plans maintained by the Company in connection with the Business.

1.2                                 Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 above, the Purchased Assets shall not include the following assets and properties (such assets and properties, the “Excluded Assets”):

(a)                                  All shares of capital stock of the Company held in treasury;

(b)                                 Cash in an amount equal to the sum of $10,000 (representing amounts retained by the Company to pay liquidation expenses) and the amount of the Excluded Accounts;

(c)                                  All rights of the Company under this Agreement and the Ancillary Agreements;

(d)                                 The minute books, stock ledgers, Stockholders lists, similar corporate records and corporate seals of the Company;

(e)                                  The Company’s rights under the Employee Benefit Plans;

(f)                                    The Company’s ownership interest in any Person listed on Schedule 4.3 hereto;

(g)                                 All Company Contracts other than the Assigned Contracts;

(h)                                 All Assigned Governmental Authorizations of the Company other than the Assigned Governmental Authorizations; and

(i)            All Claims of the Company against any Person to the extent relating to an Excluded Asset or a Retained Liability.

1.3           Assumption of Liabilities. At the Closing, the Company shall assign to the Purchaser, and the Purchaser shall assume and agree to pay, perform and discharge, from and after the Closing, only the following Liabilities of the Company (all such Liabilities, the “Assumed Liabilities”):

(a)           Any account payable (other than in respect of amounts owed to Vinson & Elkins, legal counsel to the Company, and amounts owed to Jackson Walker, patent counsel to the Company, in connection with the transactions contemplated hereby (the “Excluded Payables”)) either (i) reflected on the Interim Balance Sheet or (ii) incurred after the date of the Interim Balance Sheet in the ordinary course of business that, in the case of either of clause (i) or clause (ii), remains unpaid at and is not delinquent immediately prior to the Closing;

(b)           Any Liability arising after the occurrence of the Closing under the Assigned Contracts (other than any Liability under the Assigned Contracts arising out of or relating to a breach or violation of, or non-compliance with, any of the covenants, obligations, representations, warranties or other provisions of any such Assigned Contract that relates to periods prior to the occurrence of the Closing or to the extent that such Liability would constitute a breach or violation of, or non-compliance with, any covenant, obligations, representation, warranty or other provision of this Agreement or any Ancillary Agreement); and

(c)           Any Liability arising after the occurrence of the Closing under the Assigned Governmental Authorizations (other than any Liability under the Assigned Governmental Authorizations arising out of or relating to a breach or violation of, or non-compliance with, any of the Company’s obligations under any such Assigned Governmental Authorization that relates to periods prior to the occurrence of the Closing or to the extent that such Liability would constitute a breach or violation of, or non-compliance with, any covenant, obligation, representation, warranty or other provision of this Agreement or any Ancillary Agreement).

1.4           Retained Liabilities. The Retained Liabilities shall not be assumed by the Purchaser, and shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, the Company. “Retained Liabilities” shall mean every Liability of the Company other than the Assumed Liabilities, including:

(a)           Any Liability under (i) any Company Contract that does not constitute an Assigned Contract; (ii) any Governmental Authorization that does not constitute an Assigned Governmental Authorization; (iii) any Assigned Contract to the extent not assumed pursuant to Section 1.3(b) hereof or (iv) any Assigned Governmental Authorization to the extent not assumed pursuant to Section 1.3(c) hereof;

(b)           Any Liability of the Company arising under, or relating to the execution, delivery or consummation of, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(c)           Any Liability under or with respect to the insurance plans of the Company or the Employee Benefit Plans;

(d)           Any Liability of the Company relating to, arising out of or incurred in connection with the Retained Assets;

(e)           Any Liability for the Excluded Accounts; and

(f)            Any Liability for amounts due in respect of any Taxes imposed with respect to any taxable period of the Company or relating to, arising out of or incurred in connection with the operations of the Company or the ownership of the Purchased Assets, including any Taxes asserted against the Company or the Purchased Assets by reason of its or their inclusion in any consolidated, combined or unitary Tax Return.

ARTICLE II

PURCHASE PRICE

2.1           Purchase Price.

(a)           The consideration payable to the Company for the purchase of the Purchased Assets (the “Purchase Price”) shall be:

(i)            Cash in an amount equal to $2,211,365.25 (the “Cash Portion”), to be delivered to the Company at the Closing;

(ii)           924,219 shares (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) of the Common Stock of the Purchaser (the “Stock Portion”), to be delivered to the Company at the Closing;

(iii)          The assumption by the Purchaser of the Assumed Liabilities at the Closing;

(iv)          200,000 shares (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) of the Common Stock of the Purchaser, to be issued to Company within 15 Business Days after the issuance of approvals from all applicable Governmental Authorities, required to market in Australia a porcine GHRH that constitutes a Purchased Asset or is derived or developed from proprietary technology that constitutes a Purchased Asset;

(v)           ****** shares (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) of the Common Stock of the Purchaser, to be issued to the Company within 15 Business Days after the first use by the Purchaser of an EKD that constitutes a Purchased Asset or is derived or developed from proprietary technology that constitutes a Purchased Asset on a human subject in a clinical trial conducted anywhere in the United States of America or the European Union in accordance with applicable Legal Requirements governing such clinical trials;

(vi)          ****** shares (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) of the Common Stock of the Purchaser, to be issued to the Company within 15 Business Days after (A) the first license granted by the Purchaser to any Person for the use of any EKD that constitutes a Purchased Asset or is derived or developed from proprietary technology that constitutes a Purchased Asset and (B) the use by the licensee of the licensed technology on a human subject in a clinical trial conducted anywhere in the United States of America or the European Union in accordance with applicable Legal Requirements governing such clinical trials;

(vii)         The following contingent payments, if any:

(A)          An amount equal to ****** of all upfront and milestone payments, net of all Excluded Proceeds, received by or on behalf of the Purchaser from the Closing Date until the fifth anniversary thereof in respect of any license granted by the Purchaser to any other Person to manufacture, produce, distribute, market or otherwise commercialize, for any application, any EKD or GHRH technology or product that constitutes a Purchased Asset or is derived or developed from proprietary technology that constitutes a Purchased Asset; and

(B)           An amount equal to ****** of all royalties received by or on behalf of the Purchaser from the Closing Date until the 10th anniversary thereof to the extent received on account of sales of products under any license granted by the Purchaser to any other Person to manufacture, produce, distribute, market or otherwise commercialize, for any non-human application, any GHRH technology or product that constitutes a Purchased Asset or is derived or developed from proprietary technology that constitutes a Purchased Asset.

(b)           Each obligation to issue shares of the Purchaser’s Common Stock issuable pursuant to Sections 2.1(a)(iv) through (vi) above shall be contingent upon the Company executing and delivering such subscription documents and other Contracts with respect to such shares as the Purchaser shall reasonably request.

(c)           All amounts payable pursuant to Section 2.1(a)(vii) above shall be paid by certified or cashier’s check, or by wire transfer of immediately available funds to an account designated by the Company from time to time or such other method as the Purchaser and the Company shall agree, or, with respect to non-cash consideration, in such manner as the Purchaser shall in good faith determine, within 15 Business Days after the end of each calendar quarter in respect of all payments received by the Purchaser in such calendar quarter.

(d)           For purposes of calculating any payment required to be made pursuant to Section 2.1(a)(vii) above:

(i)            Non-cash consideration that is received by or on behalf of the Purchaser shall be valued at the fair market value thereof, as determined in good faith by the Purchaser; and

(ii)           If any cash payment received by or on behalf of the Purchaser is not an amount in U.S. dollars, the payment shall be calculated by including the fair market value in U.S. dollars of any such payment received as of the date received by the Purchaser, as determined in good faith by the Purchaser.

(e)           As used herein, “Excluded Proceeds” means all proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Purchaser at fair market value; (iii) reimbursements of patent prosecution costs and patent maintenance expenses; (iv)

reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent efforts of personnel not in excess of commercially reasonable full-time equivalent rates, (v) any amount on which payments have been paid under Section 2.1(a)(vii)(B) hereof.

2.2           Allocation of the Purchase Price. At least 30 days before the required due date of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law) (“Form 8594”), the Purchaser, the Stockholders and the Company shall agree upon an allocation of the Purchase Price, which shall be allocated among the Purchased Assets in accordance with the requirements of such Section 1060, using the unconsolidated assets of the Company. The Purchaser and the Company shall each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including the preparation and filing of Form 8594 with their respective federal income Tax returns for the taxable year that includes the Closing Date, and neither the Purchaser, the Stockholders, nor the Company shall take any position or other action inconsistent with such allocation unless otherwise required by applicable Legal Requirements. In the event that the agreed upon allocation is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute, and shall keep such other parties apprised of the status of such dispute and the resolution thereof.

ARTICLE III

CLOSING; DELIVERIES

3.1           Closing. The consummation of the purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities (the “Closing”) shall take place at 10:00 a.m. (Philadelphia time) on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Articles X and XI hereof (the “Closing Date”), unless another time or date is agreed to by the parties hereto. The Closing shall be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, PA  19103, unless another place is agreed to by the parties hereto.

3.2           Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered the following to the Company:

(a)           The Cash Portion, by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to the Closing Date;

(b)           A certificate representing the Stock Portion, issued by the Purchaser in favor of the Company;

(c)           The Purchaser Closing Certificate and the Ancillary Agreements required to be executed by the Purchaser pursuant to Article X hereof, executed by the Purchaser; and

(d)           Such other Contracts, certificates and documents as shall be contemplated hereby or as shall be reasonably requested by the Stockholders or the Company.

3.3           Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered the following to the Purchaser:

(b)           The Company Closing Certificate and the Ancillary Agreements required to be executed by the Company pursuant to Article IX hereof, executed by the Company; and

(c)           Such other Contracts, consents, certificates and documents as shall be contemplated hereby or as shall be reasonably requested by the Purchaser.

3.4           Deliveries by the Stockholders. At the Closing, the Stockholders shall deliver or cause to be delivered the following to the Purchaser:

(a)           The Stockholders Closing Certificate and the Ancillary Agreements required to be executed by the Stockholders pursuant to Article IX hereof, executed by the Stockholders; and

(b)           Such other Contracts, consents, certificates and documents as shall be contemplated hereby or as shall be reasonably requested by the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

The Company and the Stockholders hereby jointly and severally represent and warrant to the Purchaser as follows:

4.1           Authority; Enforceability. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company (including Board of Directors and stockholder approval).  This Agreement has been, and each Ancillary Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company and constitutes, and will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except (a) as limited by Legal Requirements of general application relating to bankruptcy, insolvency and relief of debtors or (b) as limited by Legal Requirements governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Company has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2           Consents; Non-Contravention.

(a)           Except as set forth on Schedule 4.2, no consent, approval, authorization, exemption or waiver of, or notice or filing with, any Person is required to be obtained, given or made, as applicable, by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is a party, or to consummate the transactions contemplated hereby and thereby.

(b)           Except as set forth on Schedule 4.2, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or by which it is bound and the consummation of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with or violate any Legal Requirement to which the Company is subject; (ii) contravene, conflict with or violate any Order applicable to the Company; (iii) contravene, conflict with or violate any provision of the Governing Documents of the Company; (iv) contravene, conflict with, violate, result in a breach of, constitute a default under, result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, any Company Contract or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interests or rights therein, other than, in both cases, Permitted Encumbrances.

4.3           Subsidiaries. Except as described on Schedule 4.3, the Company does not own or control (as defined in Section 14.3 hereof), directly or indirectly, any Securities of or other investment in any other Person, or has any joint venture or similar arrangement with any other Person. Except as set forth on Schedule 4.3, no Person listed on Schedule 4.3 pursuant to the foregoing sentence conducts any business, or owns or otherwise has any rights to any assets or properties necessary for the conduct by the Company of its business.

4.4           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on the Business and to own, lease and/or use the Purchased Assets. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 4.4 hereto, which are the only jurisdictions where the nature of its assets and properties or the Business makes such qualification necessary.

4.5           Capitalization. The authorized Securities of the Company on the date hereof are as set forth on Schedule 4.5 hereto. Schedule 4.5 hereto sets forth the holder of each Security of the Company and the number and type of Securities owned by each such holder. The outstanding shares of the Company’s capital stock have been duly and validly authorized and issued, are fully paid and nonassessable, and were issued in accordance with all Legal Requirements, or pursuant to valid exemptions therefrom. Except as set forth on Schedule 4.5 hereto, there are no Contracts to which the Company is a party or is bound or, to the Company’s and the Stockholders’ Knowledge, any holder of its Securities is a party or is bound, relating to any Securities of the Company. Except as set forth on Schedule 4.5, there are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s Securities.

4.6           Books and Records; Financial Statements. The minute books and stock record books of the Company are complete and correct. All books and records of the Company have been maintained in accordance with an adequate system of internal controls. The (a) unaudited consolidated balance sheets of the Company as at December 31, 2005 and December 31, 2004, together with the notes thereto (the “Balance Sheets”) and the related unaudited consolidated Statements of Cash Flows and Income Statements for the fiscal years then ended, together with the notes thereto and (b) unaudited balance sheet of the Company as at November 30, 2006, together with the notes thereto (the “Interim Balance Sheet”) and the related unaudited consolidated Statements of Cash Flows and Income Statements of the Company for the period then ended, together with the notes thereto (all of the foregoing in clauses (a) and (b) of this

Section 4.6, the “Company Financial Statements”):  (i) are true and correct in all material respects; (ii) were prepared in accordance with GAAP and, in the case of the interim Company Financial Statements, on a basis consistent with the December 31, 2005 Company Financial Statements (except that the Company Financial Statements may not contain all footnotes required by GAAP and normal recurring year-end adjustments, the effect of which, individually or in the aggregate, would not be material to the Company); (iii) fairly and accurately present in all material respects the financial position, changes in stockholders equity, results of operations and cash flows of the Company as of such dates and for the periods then ended and (iv) represent only actual, bona fide transactions.

4.7           No Undisclosed Liabilities. The Company does not have any Liability that is not reflected or reserved against the Balance Sheet or the Interim Balance Sheet except (a) for those which are not required by GAAP to be included on either such Balance Sheet, and (b) current Liabilities incurred in the ordinary course of business subsequent to November 30, 2006 which, individually or in the aggregate, are not material to the Company.

4.8           Compliance with Laws.

(a)           The Company is, and since December 31, 2003 has been, in material compliance with all Legal Requirements applicable to it or to the conduct of the business and, since December 31, 2003, the Company has not received any notice of an actual, possible or alleged violation of any such Legal Requirement. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Company of, or a failure by the Company to comply with, any Legal Requirement.

(b)           Set forth on Schedule 4.8 are all Governmental Authorizations. Each Governmental Authorization is in full force and effect in favor of the Company and the Company is, and since December 31, 2003 has been, in compliance with each Governmental Authorization. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in (i) a violation by the Company of, or failure by the Company to comply with, any Governmental Authorization or (ii) the revocation, suspension or termination of any Governmental Authorization. The Company has not received, at any time since December 31, 2003, any notice of any actual, possible or alleged violation of any Governmental Authorization.

(c)           Except as set forth on Schedule 4.8:

(i)            The Company has not sold any products prior to receiving any required or necessary approvals or consents from any Governmental Authority, including the FDA under the FD&C Act, or any equivalent Governmental Authority in any other jurisdiction. The Company has not received any written notice of, and neither the Company nor any Stockholder has any Knowledge of, any citations, decisions, product recalls, medical device reports, information requests, Warning Letters, Untitled Letters or Section 305 notices from the FDA or similar Proceedings instituted by the FDA or any equivalent Governmental Authority in any other jurisdiction.

(ii)           All preclinical tests and clinical trials conducted by or on behalf of the Company were and, if still pending, are, being conducted in all material respects in accordance with protocols filed with the applicable Governmental Authorities for each such preclinical test and clinical trial, as the case may be, and in compliance in all material respects with all applicable Legal Requirements. The Company has provided Purchaser with access to all the studies it has conducted.

(iii)          The Company has complied in all material respects with all applicable Legal Requirements with respect to the design, manufacture, labeling, testing and inspection of all of the Company’s products and the operation of manufacturing facilities promulgated by the FDA or any equivalent Governmental Authority in any other jurisdiction.

(iv)          To the Knowledge of the Company and the Stockholders, there is no adverse Claim or Proceeding relating to any FDA regulatory matter that is pending or threatened against the Company or any of its officers or directors, nor is there any violation of the FD&C Act by the Company that would cause the Company not to be in compliance in all material respects with the FD&C Act.

(v)           The Company has not engaged in any activities requiring (i) premarket approval applications or premarket notification (510(k)) clearances from the FDA or (ii) investigational device exemptions or investigational new drug applications from the FDA for any clinical studies of its investigational devices or drugs. To the extent that the Company has filed any such applications or notifications, such applications and notifications, and all other regulatory filings made by the Company with respect to its Products were, at the time of filing, true, complete and accurate in all material respects.

4.9           Litigation.

(a)           There is no (i) outstanding Order or Proceeding pending or, to the Knowledge of the Stockholders and the Company, threatened, against or affecting the Company, the Business, the Purchased Assets or the Assumed Liabilities except, in each of the foregoing cases, for any such matter that would not have a Material Adverse Effect or would not reasonably be expected to affect (i) the validity or enforceability of this Agreement or any Ancillary Agreement; (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) the compliance by the Company or the Stockholders with the terms of this Agreement or any Ancillary Agreement to which any of them is a party or by which any of them is bound.

(b)           To the Knowledge of the Company and the Stockholders, there is no outstanding Order or Proceeding pending or threatened against or affecting any of the Company’s officers, directors or employees, the enforcement of or compliance with which, in either of the foregoing cases, would have a Material Adverse Effect or would reasonably be expected to affect (i) the validity or enforceability of this Agreement or the Ancillary Agreements; (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) the compliance by the Company or either Stockholders with the terms of this Agreement or any Ancillary Agreement to which any of them is a party or by which any of them is bound.

4.10         Absence of Certain Changes or Events. Except as set forth on Schedule 4.10, since July 1, 2006, the Company has conducted its business only in the ordinary course consistent with past practice and there has been no Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.10, since December 31, 2006, there has not been any:

(a)           Grant of any increase in the salary or other compensation payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director or employee of the Company, or any material change in any other benefits to which any of the officers and employees of the Company may be entitled, or any other payment to or on behalf of any officer, director or employee of the Company other than payment of salary or reimbursement for reasonable expenses in the ordinary course of business consistent with past practice;

(b)           Resignation or termination of employment of any officer or key employee of the Company;

(c)           Change or, to the Company’s Knowledge, threatened change, in the Company’s relations with, or any loss or, to the Company’s Knowledge, threatened loss of, any of the suppliers, vendors, distributors, clients or customers that are material to the Business;

(d)           Sale or other disposition or transfer of the Company’s assets or properties, except for sales of inventory in the ordinary course of business consistent with past practice;

(e)           Change in any method of keeping the Company’s books of account or accounting practices, including any change or modification to its existing credit, collection or payment policies, procedures or practices;

(f)            Damage or destruction of, or loss to, any of the Company’s material assets or properties, whether covered by insurance or not;

(g)           Waiver or release of any material Claim of the Company;

(h)           Amendment or other change to any Company Contract or Governing Document of the Company, except as otherwise set forth on Schedule 1.1(f) hereto;

(i)            Dividend, distribution or other payment to any holder of the Company’s Securities (other than as an employee of the Company in accordance with the Company’s policies); or

(j)            Agreement or commitment by the Stockholders or the Company to do any of the foregoing.

4.11         Title to Assets. The Company has good and marketable title to all of the Purchased Assets and, in the case of leased Purchased Assets, to its leasehold interests, free and clear of all Encumbrances, except for Permitted Encumbrances. The Purchased Assets constitute all of the assets and properties necessary to operate the Business after the Closing in substantially the same manner as it is conducted prior to the Closing. Except as set forth on Schedule 4.11, the Company does not own or lease, nor has it ever owned or leased, any interest in any real property.

4.12         Inventory; Accounts Receivable.

(a)           All Inventories are usable and, with respect to finished goods, saleable by the Company in the ordinary course of business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value in the Balance Sheets or the Interim Balance Sheet. The Inventories are not excessive, and are reasonable based on the operations of the Company.

(b)           All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of the Company’s business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days of billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet or the Interim Balance Sheet.

4.13         Intellectual Property.

(a)           The patents included in the Company’s Intellectual Property owned by or licensed to the Company is set forth on Schedule 4.13 hereto. All of the Company’s Intellectual Property is owned by the Company or is validly licensed for use by the Company. Except as disclosed on Schedule 4.13, (i) the Company has all necessary rights to use its Intellectual Property in its operation of the Business as currently operated; (ii) all Patents and registrations owned by or licensed to the Company and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and, to the extent applicable, all annuities, Taxes, renewal fees and other maintenance fees in respect of such have been duly and promptly paid; (iii) except as disclosed in the Schedules, the Company has not granted any license or other permission to use, exploit, transfer or assert Claims in the Intellectual Property; (iv) to the Knowledge of the Company, the Company’s Intellectual Property is not being infringed, misappropriated or otherwise violated by any other Person and (v) to the Knowledge of the Company, no Person other than the Company has any right to, or intends to allege that such Person has any right to, any of the Company’s Intellectual Property other than pursuant to licenses and other agreements listed in the Schedules. Each assignment of registered Intellectual Property assigned to the Company has been recorded with the relevant Governmental Authority. The Company has not received any notice asserting that the Company’s Intellectual Property is infringing on any rights of any other Person. The Company’s Intellectual Property is not subject to any obligation to make payment, or the obligation to grant rights, to any Person in exchange, except (i) as otherwise set forth in the Schedules and (ii) license fees due in connection with any commercial off-the-shelf Software. Except as set forth on the Schedules, the Company is not bound by, or party to, any Contract that would prevent, prohibit or otherwise interfere with the ability of the Company to utilize its Intellectual Property. No Claim is pending or, to the Knowledge of the Company and the Stockholders, has been threatened, challenging the Company’s ownership of, rights in or use of any of its Intellectual Property or alleging any infringement, misappropriation or violation of any other Person’s Intellectual Property, either by the Company’s Intellectual Property or by the sale of any products or services by the Company.

(b)                                 Each former and current director, officer, manager, employee, agent, researcher, consultant, contractor or other Person who has contributed to or participated in the creation and development of any of the Company’s Intellectual Property on behalf of the Company has either (i) been party to a “work-made-for-hire” arrangement or Contract that has accorded the Company ownership of all of such Person’s rights in such Intellectual Property or (ii) executed a written assignment that assigns to the Company all of such Person’s rights to any inventions, improvements, discoveries or information developed or discovered by such Person in connection with providing services to the Company or otherwise using the Company’s assets or properties.  Each former and current director, officer, manager, employee, agent, researcher, consultant, contractor or third party who has had or has access to, contributed to or participated in the creation and/or development of any of the Company’s Intellectual Property has executed a confidentiality and nondisclosure agreement that protects the confidentiality of such Intellectual Property in favor of the Company and prohibits such party from using such Intellectual Property other than for the benefit of the Company.

4.14                           Company Contracts.  Each Company Contract is valid, binding and enforceable against the Company, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect.  No event or condition has occurred or become Known to the Company or is alleged to have occurred that constitutes or (with notice or the passage of time or both) would constitute a default by the Company or a basis of force majeure or other Claim of any other party thereto of excusable delay, termination, nonperformance or accelerated or increased rights.  To the Knowledge of the Company, no event or condition has occurred or exists or is alleged to have occurred or to exist that constitutes or (with notice or the passage of time or both) would constitute a default by any Person (other than the Company) or a basis of force majeure or other Claim of the Company of excusable delay, termination, nonperformance or accelerated or increased rights.

4.15                           Environmental Matters.

(a)                                  Schedule 4.15 sets forth a list of all reports, studies, analyses, tests, monitoring results, notices, memoranda or other documents possessed by the Company pertaining compliance or non-compliance with Environmental Laws.

(b)                                 Except as set forth on Schedule 4.15:

(i)                                     The operations of the Company, including the use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances, are, and have at all times been, in material compliance with all Environmental Laws;

(ii)                                  The Company has obtained all Governmental Authorizations required under applicable Environmental Laws, and the operations of all the Company are, and have at all times been, in material compliance with the terms and conditions of any such required Governmental Authorizations;

(iii)                               There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company, and to the Knowledge of the Company there is no basis on which to expect any Environmental Claim to be made against the Company;

(iv)                              The Company does not own or operate, or has it ever owned or operated, any underground storage tanks; and

(v)                                 There has been no actual, alleged or threatened release (as defined in 42 U.S.C. Section 9601) of any Hazardous Substance(s) at or from any real properly currently or formerly operated or leased by the Company, nor are any Hazardous Substances present on, in or under any such real property, except for such Hazardous Substances as are used in the ordinary course of business as it is now conducted at such real property and in compliance with all applicable Environmental Laws.

4.16                           Employee Matters.

(a)                                  Set forth on Schedule 4.16 is a list of each employee of the Company (which, for purposes hereof, shall include all individuals performing services for the Company who are co-employed by the Company and Administaff under the Administaff Agreement), including such employee’s job title, current compensation paid or payable, accrued vacation, sick and personal time and service credited for purposes of vesting and eligibility for severance pay or participating in any Employee Benefit Plan.  Except as disclosed on Schedule 4.16, the employment of each employee of the Company is terminable at will and no employee of the Company has been granted the right to continued employment or by the Company or to any severance or other material compensation following termination of employment with the Company.  To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any Order to which such Person is subject or any material term of any employment Contract, proprietary information Contract or any other Contract relating to the right of any such Person to be employed by, or to contract with, the Company; and to the Company’s Knowledge, the continued retention by the Company of any such Person will not result in any such violation.

(b)                                 Except as set forth on Schedule 4.16, each officer and employee of the Company is devoting substantially all of such Person’s business time to the conduct of the business of the Company.  Except as set forth on Schedule 4.16, to the Stockholders’ and the Company’s Knowledge, no officer or employee of the Company is planning to work less than full time with the Company.

(c)                                  No employee of the Company is or, since December 31, 2003, has been:  (i) a party to or otherwise bound by any collective bargaining Contract; (ii) a party to, involved in or, to the Knowledge of the Stockholders and the Company, threatened by, any labor dispute, union organizing drive or unfair labor practice charge; (iii) engaged in any unfair labor practices or (iv) participated in any general work stoppage or slowdown.

(d)                                 Except as disclosed on Schedule 4.16, there are no outstanding material Claims against the Company asserted by or on behalf of any present or former employee or job applicant.  The Company has not received any notice from any Person asserting any Claim against the Company relating to discrimination, breach of Contract, occupational safety in employment, wage and hour violations, the National Labor Relations Act or employment practices in relation to the Business, whether or not such Claim would be covered by employment practices liability insurance coverage.

(e)                                  Except as disclosed on Schedule 4.16, there are no outstanding material Claims either asserted by or against the Company for breach of the Administaff Agreement or for indemnification or arbitration under the Administaff Agreement.  The Company has not committed any act of default under Article IX of the Administaff Agreement nor breached any representation or warranty under Article XI of the Administaff Agreement.  To the Stockholders’ and the Company’s Knowledge, the Company is in full compliance with the Texas Staff Leasing Services Act, Texas Labor Code, Chapter 91.

4.17                           Employee Benefit Matters.

(a)                                  Schedule 4.17 lists all qualified pension or profit sharing plans, deferred compensation, bonus, group insurance contract or any other incentive, welfare or agreement, commitment, arrangement or employee benefit plan (as defined in Section 3(3) of ERISA) maintained by each the Company, or to which the Company has been or is required to contribute or any Administaff Employee Benefit Plan that the Company employees participate in or are covered under (hereinafter “Employee Benefit Plans”).  The Company has provided or made available to the Purchaser a complete copy of each Employee Benefit Plan as well as, if applicable, a complete copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, the most recent determination letter received by the Company from the IRS and the most recent Form 5500 annual report filed for each applicable Employee Benefit Plan.

(b)                                 The Company has never maintained, contributed to or had any obligation under any defined benefit pension plan, including any multiemployer pension benefit plan (as defined in Section 4(37) of ERISA).

(c)                                  The Company’s Employee Benefit Plans have been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents and Contracts and the applicable provisions of ERISA, the Code and other applicable Legal Requirements, except in any case in which such the Company’s Employee Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or the Code.

(d)                                 With respect to each of the Company’s Employee Benefit Plans, there are no pending or, to the Knowledge of the Company, threatened, Claims or Proceedings for benefits that have been denied, or any similar Claims or Proceedings that may result in Liability to the Company.

(e)                                  No fiduciary, party in interest, or disqualified person with respect to any of the Employee Benefit Plans has engaged in any transaction described in Section 406(a) or 406(b) of

ERISA (and not exempt under Section 408 of ERISA) or in any transaction described in Section 4975 of the Code.

(f)                                    Each Employee Benefit Plan complies in all material respects with all applicable Legal Requirements.

(g)                                 No Employee Benefit Plan provides, with respect to employees of such the Company, death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by Legal Requirements or (ii) benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code.

(h)                                 The Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each of the Company’s Employee Benefit Plan as required to be made under the terms of such Employee Benefit Plan.

4.18                           Taxes.  Except as set forth on Schedule 4.18:

(a)                                  (i) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and correct in all material respects and (ii) all Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return), have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in its financial statements and its books and records.

(b)                                 The Company has complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(c)                                  No Claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

4.19                           Transactions with Related Persons.  Except as set forth on Schedule 4.19, no current or former employee, consultant, holder of Securities, officer of director of the Company or any other current or former Affiliate of the Company (each, a “Related Person”) has any Liability for borrowed money or any other material Liability to the Company, nor does the Company have any such Liability to any Related Person.  No Related Person holds, directly or indirectly, any Securities in any Person (a) who is an Affiliate of the Company; (b) with whom the Company has a material business relationship or (c) who competes with the Company except, in the case of clause (c), for ownership by a Related Person of less than one percent of the outstanding Securities of a publicly traded company.  No Related Person has a direct or indirect interest in any Company Contract.

4.20                           Insurance.  Set forth on Schedule 4.20 is a list of all policies of insurance to which the Company is a party or under which the Company or any officer or director of the Company is or has been covered at any time since December 31, 2003.  All such policies are outstanding and in full force and effect.  No event or condition has occurred or become Known to the Company or is alleged to have occurred that constitutes (or with notice or the passage of time or both) would constitute, a breach or default of any provision contained in any such policy, nor has there been any failure to give any notice or present in a timely fashion any Claim under any such policy or in the manner or detail required by such policy.  Except as set forth on Schedule 4.20:  (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding Claims under such policies; (c) there are no premiums or other payments due by the Company under such policies that remain unpaid; (d) since December 31, 2003, no notice of cancellation or non-renewal with respect to, or disallowance of any material Claim under, any such policy has been received by the Company and (e) the Company has not been refused any insurance, nor has any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two years.  The amounts of coverage under such policies of insurance are sufficient in amount to allow the Company to repair or replace any of its assets or properties that might be damaged or destroyed, and are sufficient to cover Liabilities to which the Company may reasonably become subject.

4.21                           Customers and Suppliers.

(a)                                  Schedule 4.21 sets forth the name and address of the ten largest customers of the Company during the twelve-month period ended December 31, 2006 with the amount of sales made to each such customer during such period.

(b)                                 Schedule 4.21 sets forth the name and address of the ten largest suppliers of the Company during the 12-month period ended December 31, 2006, with the amount of purchases made from each such supplier during such period.

(c)                                  The Company has not received any advance, progress payment or deposit in respect of any sales Contract, and the Company is not a party to or bound by any sales Contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by the Company for the services or products covered by such sales Contract.  No purchase Contract to which the Company is a party or bound is in excess of the normal, ordinary and usual requirements of the Business or at a price that is materially higher than prevailing market prices for the same item at the time it was ordered.

4.22                           Product Liability and Product Warranty.  Schedule 4.22 sets forth (a) a description of the Company’s warranty policy with respect to products sold or services rendered by the Company and (b) a description of the Company’s product and service liability and product and service warranty experience since December 31, 2003, including any quality-related complaints from customers who, in the aggregate, represented five percent or more of the total sales of the Company during any such year.

4.23                           Brokers.  The Company has not retained any broker, finder or investment banking firm or any other Person to act on its behalf in connection with the transactions contemplated by this Agreement and, to the Company’s and the Stockholders’ Knowledge, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

4.24                           Disclosure.  No representation or warranty by the Stockholders or the Company in this Agreement contains any untrue statement of a material fact or fails to state a fact necessary to make the statements made herein correct.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby jointly and severally represents and warrants to the Purchaser as follows:

5.1                                 Authority; Enforceability.  The execution, delivery and performance by the Stockholders of this Agreement and each Ancillary Agreement to which he or she is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Stockholder.  This Agreement has been, and each Ancillary Agreement to which each Stockholder is a party will be, duly and validly executed and delivered by such Stockholder and constitutes, and will constitute, the valid and binding obligation of such Stockholder, enforceable against him or her in accordance with its respective terms, except (a) as limited by Legal Requirements of general application relating to bankruptcy, insolvency and relief of debtors or (b) as limited by Legal Requirements governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  The Stockholder has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

5.2                                 Consents; Non-Contravention.

(a)                                  Except as set forth on Schedule 5.2, no consent, approval, authorization, exemption or waiver of, or notice or filing with, any Person is required to be obtained, given or made, as applicable, by either Stockholder in connection with the execution, delivery and performance by such Stockholder of this Agreement or any Ancillary Agreement to which he or she is a party, or to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth on Schedule 5.2, the execution, delivery and performance by each Stockholder of this Agreement and each Ancillary Agreement to which such Stockholder is a party or by which he or she is bound and the consummation of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with or violate any Legal Requirement to which either Stockholder is subject or (ii) contravene, conflict with or violate any Order applicable to either Stockholder.

5.3                                 Brokers.  Neither Stockholder has retained any broker, finder or investment banking firm to act on his or her behalf in connection with the transactions contemplated by this Agreement and, to the Stockholders’ Knowledge, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

5.4                                 Litigation.  There is no (i) outstanding Order or Proceeding pending or, to the Knowledge of the Stockholders, threatened, against or affecting either Stockholder except for any such matter that would not reasonably be expected to affect (i) the validity or enforceability of this Agreement or any Ancillary Agreement; (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) the compliance by each Stockholder with the terms of this Agreement or any Ancillary Agreement to which such Stockholder is a party or by which such Stockholder is bound.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and the Stockholders as follows:

6.1                                 Authority; Enforceability.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Purchaser.  This Agreement has been, and each Ancillary Agreement to which the Purchaser is a party will be, duly and validly executed and delivered by the Purchaser and constitutes, and will constitute, the valid and binding obligation of the Purchaser, enforceable against it in accordance with its respective terms, except (a) as limited by Legal Requirements of general application relating to bankruptcy, insolvency and relief of debtors or (b) as limited by Legal Requirements governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2                                 Consents; Non-Contravention.

(a)                                  Except as set forth on Schedule 6.2, no consent, approval, authorization, exemption or waiver of, or notice or filing with, any Person is required to be obtained, given or made, as applicable, by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which it is a party, or to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth on Schedule 6.2, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party or by which it is bound and the consummation of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with or violate any Legal Requirement to which the Purchaser is subject; (ii) contravene, conflict with or violate any Order applicable to the Purchaser or (iii) contravene, conflict with or violate any provision of the Governing Documents of the Purchaser.

6.3                                 Brokers.  The Purchaser has not retained any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement and, to the Purchaser’s Knowledge, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

6.4                                 Litigation.  There is no (i) outstanding Order or Proceeding pending or, to the Knowledge of the Purchaser, threatened, against or affecting the Purchaser except for any such matter that would not reasonably be expected to affect (i) the validity or enforceability of this Agreement or any Ancillary Agreement; (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) the compliance by the Purchaser with the terms of this Agreement or any Ancillary Agreement to which the Purchaser is a party or by which the Purchaser is bound.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

7.1                                 Fulfillment of Agreements.  The Stockholders and the Company shall use their respective best commercially reasonable efforts to cause all of the conditions to the obligations of the Purchaser under Article IX to be satisfied on or prior to the Closing.  The Stockholders or the Company, as the case may be, shall promptly notify the Purchaser of any event or fact coming to any of their attention prior to the Closing that causes any of their representations or warranties, covenants or obligations contained herein to be breached or become inaccurate, as the case may be.  The Stockholders shall cause the Company to satisfy and comply with all of its obligations and covenants hereunder and under the Ancillary Agreements.

7.2                                 Further Assurances.  At any time or from time to time after the Closing, the Stockholders and the Company shall, at the sole cost and expense of the Purchaser, execute and deliver any further instruments or documents and take all such further action as the Purchaser shall reasonably request to evidence the consummation of the transactions contemplated hereby.  For purposes of the foregoing sentence, such further actions shall include, but not be limited to, executing and filing any documents necessary to memorialize, evidence and reflect the transfer of any and all title, rights, and/or interests that the Company and/or the Stockholders may have in the Intellectual Property, including but not limited to, patent assignments, releases from security interests, any and all other conveyances of any and all rights and/or interests in the Intellectual Property. In addition, after the Closing, the Company and the Stockholders shall cooperate with the Purchaser in its efforts to continue and maintain for the benefit of the Purchaser the business relationships of the Company existing prior to the Closing and relating to the Business and the Company and the Stockholders shall refer to the Purchaser all inquiries relating to the Business that are made to any of them.

7.3                                 Confidentiality.

(a)                                  The Stockholders and the Company acknowledge that they may have, or may have access to, proprietary or confidential information that is related to the Business (the “Company Confidential Information”); provided, however, that Company Confidential Information shall not include any information (i) that is or becomes a matter of public knowledge through no fault of the Stockholders or the Company or (ii) to the extent it relates to the

Excluded Assets or the Retained Liabilities.  The Stockholders, the Company and their respective Affiliates (together, the “Company Parties”) shall keep all Company Confidential Information strictly confidential, shall not disclose Company Confidential Information to any other Person and, other than in connection with the operation of the Business in accordance with this Agreement prior to the Closing, and shall not use the Company Confidential Information for any purpose.  Notwithstanding the foregoing, any Company Party may disclose Company Confidential Information to the extent required by any Legal Requirement, in which event such Company Party shall provide the Purchaser with prompt written notice of such requirement, so that the Purchaser may seek an appropriate protective order or other remedy (as to which the Company Parties shall provide reasonable cooperation).

(b)                                 Unless otherwise consented to by the Purchaser, the Company Parties shall keep strictly confidential, and shall not disclose to any Person, the terms or existence of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; provided, however, that the Company Parties may disclose such information to the extent required by any Legal Requirement, in which event the applicable Company Party shall provide the Purchaser with prompt written notice of such requirement, so that the Purchaser may seek an appropriate protective order or other remedy (as to which the Company Parties shall provide reasonable cooperation).

(c)                                  The Stockholders and the Company shall be liable for any breach of this Section 7.3 by any of their Affiliates.

7.4                                 Books and Records.  From the Closing Date until the fifth anniversary thereof, the Stockholders and the Company shall provide the Purchaser with access to the business records, contracts and other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Proceeding or investigation; (b) the preparation and filing of any Tax return or election relating the Purchased Assets, the Assumed Liabilities or the conduct of the Business and any audit by any Taxing Authority of any returns of the Purchaser relating thereto and (c) the preparation and filing of any other documents required by any Governmental Authority to be prepared and filed by or on behalf of the Purchaser.  The Purchaser shall reimburse the party from whom any such information and assistance shall be requested for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 7.4 shall be during normal business hours and upon reasonable notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

7.5                                 Conduct of Business.  Prior to the Closing, except as expressly permitted herein, or unless the Purchaser shall otherwise consent in writing, the Company shall, and the Stockholders shall cause the Company to:  (a) carry on the Business in the ordinary course and in substantially the same manner in which it has been conducted; (b) use its commercially reasonable efforts to preserve intact its present business organization and to keep available the services of its present officers, independent contractors and employees; (c) preserve the goodwill of the customers and suppliers of the Business and others having material business relations with the Company; (d) perform and discharge its Liabilities in a timely manner; (e) not take any action or omit to take any action, which action or omission would result in a breach or inaccuracy of any representation or warranty contained herein or any breach or noncompliance with any of its agreements or obligations hereunder; (f) not agree or commit to do any of the foregoing referred to in clauses (a) through (e) and (g) promptly advise the Purchaser of any fact, condition, occurrence or change that becomes Known to the Stockholders or the Company that would cause of breach of this Section 7.5 or would have a Material Adverse Effect.  After the Closing, the Company shall continue to operate as an ongoing corporate entity for the purpose of winding up its affairs until all of the Retained Liabilities are discharged in full or adequate provision for contingent Retained Liabilities is made.

7.6                                 Access.  Prior to the Closing, the Company and the Stockholders shall provide the Purchaser and advisors and other representatives full access during regular business hours and upon reasonable notice to the Company’s properties, books and records and shall provide to the Purchaser such financial and operating data and other information concerning the Business as the Purchaser shall from time to time reasonably request.

7.7                                 Insurance.  The Company shall maintain in full force and effect the policies of insurance listed on Schedule 4.20, or else shall obtain, prior to the lapse of any such policy, the same coverage with insurers of recognized standing and approved in writing by the Purchaser.

7.8                                 Exclusivity.  Neither the Stockholders nor the Company nor any of their respective Affiliates shall, directly or indirectly:  (a) solicit, initiate or participate in any manner in any discussions or negotiations regarding a possible sale or other transfer of equity securities of the Company, or any sale of the Purchased Assets by the Company, or any merger, consolidation or similar transaction involving the Company or its equity securities (any of the foregoing, a “Transaction”) with any Person other than the Purchaser; (b) provide any information regarding the Company or any of the Stockholders in connection with a possible Transaction with any Person other than the Purchaser or (c) enter into any Contract with respect to a Transaction with a Person other than the Purchaser; provided, however, that the foregoing shall not be deemed to preclude the Company from sharing information with any of the foregoing Persons in furtherance of a Transaction with the Purchaser.  The Company and the Stockholders shall be liable for any breach of this Section 7.8 by their Affiliates.

7.9                                 Tax Matters.

(a)                                  The Company shall file timely all Tax Returns required to be filed by it on, prior to or after the Closing Date and shall pay or cause to be paid all Taxes when due; and

(b)                                 The Company shall be liable for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges or a similar nature levied by any Taxing Authority (including any interest and penalties) in connection with the sale of the Purchased Assets and the assignment of the Assumed Liabilities.

7.10                           Change of Name.  From and after the Closing Date, neither the Company nor the Stockholders shall have any right to use the present corporate name of the Company or any trade names or trademarks included in the Purchased Assets (whether or not registered and whether existing under common law or otherwise).  Within three Business Days after the occurrence of the Closing, the Company shall take all such action as is necessary to change its corporate name.

7.11                           Guarantee.  The Stockholders hereby jointly and severally irrevocably and unconditionally guarantee, as primary obligors and not as sureties, the full and prompt payment and performance when due of all obligations of the Company under this Agreement and all of the Ancillary Agreements to which the Company is a party (such obligations, the “Obligations”).  This guarantee shall be continuing and irrevocable, and shall be a guarantee of performance and not of collection.  The Stockholders hereby unconditionally waive promptness, diligence, notice of acceptance of this guarantee and any other notice with respect thereto.  The Stockholders shall pay the Purchaser on demand all reasonable fees and costs incurred by or on behalf of the Company in successfully enforcing observance of the obligations of the Stockholders pursuant to this Section 7.11.

7.12                           Release.  Effective immediately after the Closing, the Stockholders, for themselves, their successors and assigns, and all other Persons who may ever claim by, through or under them (together with the Stockholders, the “Releasors”), forever remise, release, acquit and discharge the Company, the Purchaser and each of their respective past, present and future Stockholders, directors, officers, Affiliates, employees, agents, successors and assigns and each past, present and future investor, director, officer, Affiliate, employee, agent, successor, assign, heir, executor and administrator of each of all such Persons, as applicable (together, the “Released Parties”), from any and all Claims and Liabilities of any kind or nature whatsoever arising out of or relating to the conduct of the Business, or any Liabilities that arose (whether or not due and payable on the Closing Date), at any time prior to the occurrence of the Closing, which any Releasor ever had, now has or by which any Releasor hereafter can, shall or may have against any of the Released Parties by reason of anything done, omitted or suffered to be done or omitted by any Person or by reason of any matter, cause, thing or event whatsoever.

7.13                           Noncompetition, Nonsolicitation and Nondisparagement.

(a)                                  For a period of five years after the Closing Date (the “Restricted Period”), neither the Company nor either Stockholder shall, anywhere in the world, directly or indirectly (whether through an Affiliate, by giving direction to any other Person or otherwise), lend its, his or her name to, invest in, own, manage, operate, provide any financial assistance to (or otherwise finance), control, advise, render services to, receive any financial benefit from or guarantee the obligations of, any Person engaged in or planning to become engaged in the Restricted Business.

(b)                                 During the Restricted Period, neither the Company nor either Stockholder shall, directly or indirectly (whether through an Affiliate, by giving direction to any other Person or otherwise, and whether for such Person or any other Person), employ, retain, recruit, solicit or otherwise interfere with or attempt to entice away from the Purchaser or any of its Affiliates (the “Restrictive Parties”) any Person who (i) at the time of such employment, retention, recruitment, solicitation, interference or enticement is, or has agreed to become, an employee, consultant or other independent contractor of any Restrictive Party or (ii) at any time during the 12-month period preceding such employment, retention, recruitment, solicitation, interference or enticement was an employee, consultant or other independent contractor of any Restrictive Party.

(c)                                  During the Restricted Period, neither the Company nor either Stockholder shall, directly or indirectly, (whether through an Affiliate, by giving direction to any other Person or otherwise, and whether for such Person or any other Person), solicit or otherwise interfere with or attempt to entice away from any Restrictive Party any Person who (i) at the time of such solicitation, interference or enticement is, or has agreed to become, a customer, licensee, licensor or supplier of any Restrictive Party, or is in, or has agreed to enter into, any other material business relationship with any Restrictive Party or (ii) at any time during the 12-month period preceding such solicitation, interference or enticement was a customer, licensee, licensor or supplier of any Restrictive Party or had a material business relationship with any Restrictive Party.

(d)                                 Neither the Company nor either Stockholder shall, directly or indirectly (whether through an Affiliate, giving direction to any other Person or otherwise), disparage or criticize any Restrictive Party, the Business (either as formerly conducted by the Company or as conducted by the Purchaser) or the business conducted by any other Restrictive Party, or engage in any other action that is intended to hinder the business relationships of any Restrictive Party.

(e)                                  The running of the Restricted Period shall be tolled by any court of competent jurisdiction or arbiter before whom any action is brought to enforce the restrictive covenants set forth in this Section 7.13 during any period of time of the Company’s or either Stockholder’s violation of such covenant, and such period of time of violation shall be added to the end of the Restricted Period for the particular covenant that has been violated, once such violation ceases.

(f)                                    Notwithstanding anything to the contrary contained in this Section 7.13, in no event shall Ronald O. Bergan’s ownership interests in Aldevron LLC, its subsidiary Genovac, and Copernicus Therapeutics, Inc., to the extent that each of them continues to conduct its business as conducted on the date hereof, constitute a breach by the Company or the Stockholders of their obligations under subsections (a), (b) or (c) of this Section 7.13 hereof.

7.14                           Liquidation and Dissolution Documents.  In the event that the Company determines to liquidate and dissolve, the Company shall provide the Purchaser with copies of all documentation relating to the liquidation and dissolution and shall not sign, distribute for signature or file any such documents, or take any similar action in furtherance of the liquidation and dissolution, until the form and substance of such documents shall be approved by the Purchaser, such approval not to be unreasonably withheld.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.1                                 Fulfillment of Agreements.  The Purchaser shall use best efforts to cause all of the conditions to the obligations of the Stockholders and the Company under Article X to be satisfied on or prior to Closing.  The Purchaser shall promptly notify the Stockholders and the Company of any event or fact coming to its attention prior to the Closing that causes any of its representations or warranties, covenants or obligations contained herein to be breached or become inaccurate, as the case may be.

8.2                                 Further Assurances.  At any time or from time to time after the Closing, the Purchaser shall, at the sole cost and expense of the Stockholders and the Company, execute and deliver any further instruments or documents and take all such further action as the Stockholders or the Company shall reasonably request to evidence the consummation of the transactions contemplated hereby.

8.3                                 Confidentiality.  Unless otherwise consented to by the Stockholders and the Company, the Purchaser and its Affiliates (together, the “Purchaser Parties”) shall keep strictly confidential, and shall not disclose to any Person the terms or existence of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; provided, however, that the Purchaser Parties may disclose such information to the extent required by any Legal Requirement, in which event the applicable Purchaser Party shall provide the Stockholders and the Company with prompt written notice of such requirement, so that the Stockholders and/or the Company may seek an appropriate protective order or other remedy (as to which the Purchaser Parties shall provide reasonable cooperation).  The Purchaser shall be liable for any breach of this Section 8.3 by any of its Affiliates.

8.4                                 Books and Records.  From the Closing Date until the fifth anniversary thereof, the Purchaser shall provide the Stockholders and the Company with access to the business records, contracts and other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business prior to the Closing as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Proceeding or investigation; (b) the preparation and filing of any Tax return or election relating the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing and any audit by any Taxing Authority of any returns of the Stockholders or the Company relating thereto and (c) the preparation and filing of any other documents required by any Governmental Authority to be prepared and filed by or on behalf of the Stockholders or the Company.  The party requesting such information and assistance shall reimburse the Purchaser for all reasonable out-of-pocket costs and expenses incurred by the Purchaser in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 8.4 shall be during normal business hours and upon reasonable notice and shall be subject to such reasonable limitations as the Purchaser may impose to preserve the confidentiality of information contained therein.

8.5                                 Arrangement with Administaff and Other Employee Matters.  The Purchaser shall offer full-time employment to all employees of the Company as of the date hereof, other than those whose employment was terminated prior to the occurrence of the Closing and those employees of the Company listed on Schedule 8.5 hereto (such employees who are offered employment, the “Employees”) upon terms (including with respect to compensation, benefits, vacation and recognition of service time and seniority) substantially similar to (or, at the option of the Purchaser, more favorable to) the Employees as those on which the Employees were employed by the Company as of the date hereof.  Employment of the Employees by the Purchaser will be in accordance with the Purchaser’s employment practices and policies and without a commitment to any particular term.  For purposes of this Section 8.5, “Employees” shall include those individuals performing services for the Company who are co-employed by the Company and Administaff under the Administaff Agreement, and for purposes of satisfying its obligations hereunder, the Purchaser may employ such employees in conjunction with Administaff.

8.6                                 Recent Financials.  Promptly after the Company’s request therefor, the Purchaser shall provide the Company with copies of the Purchaser’s balance sheets as of December 31, 2006 (unaudited) and December 31, 2005 (audited) and its income statement for the fiscal year ended December 31, 2006 (unaudited), subject to such confidentiality obligations with respect to such information as the Purchaser shall reasonably request.  The Company may provide such information to its option holders and warrant holders, subject to such confidentiality obligations and other terms and conditions as the Purchaser shall reasonably request.

8.7                                 Services of Dr. Kern.  During the six-month period following the Closing Date, the Purchaser will permit Douglas Kern and his assistant to devote a reasonable amount of time to assisting with the winding up and liquidation of the Company.  Nothing contained in this Section 8.7 shall be deemed to constitute any obligation of the Company with respect to the continued employment of Dr. Kern or his assistant.

8.8                                 Guarantee Obligations.  The Purchaser shall use its commercially reasonable efforts to cause Douglas Kern to be released from his obligations under the guarantee issued by him to Creekstone Woodlands, LLC, the landlord for the Company’s head offices.  The Purchaser hereby assumes Ronald O. Bergan’s obligation to reimburse Dr. Kern for amounts paid by Dr. Kern to Creekstone Woodlands, LLC under the guarantee.

ARTICLE IX

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

The obligations of the Purchaser to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

9.1                                 Representations and Warranties True and Correct.  Without giving effect to any disclosure made to the Purchaser pursuant to Sections 7.1 or 7.5, all of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects (i) on and as of the date of this Agreement and (ii) on and as of the Closing Date, as if made on and as of the Closing Date, except in both cases for representations and warranties that expressly relate to a date other than the date of this Agreement or the Closing Date, as the case may be, which shall continue to be true and correct as of the specified date and except for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

9.2                                 Covenants and Agreements Performed.  The Company and the Stockholders shall have performed or complied with, in all material respects, all covenants and obligations required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

9.3                                 Company Closing Certificate.  The Purchaser shall have been furnished with a certificate executed by the Company (the “Company Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 with respect to the Company have been fulfilled at or prior to the Closing Date.

9.4                                 Stockholders Closing Certificate.   The Purchaser shall have been furnished with a certificate executed by the Stockholders (the “Stockholders Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled at or prior to the Closing Date.

9.5                                 No Prohibition.  No Legal Requirement or Order shall be in effect, or Proceeding pending or threatened, that restrains or prevents, or would restrain or prevent, the Purchaser from consummating the transactions contemplated hereby or would adversely affect the conduct of the Business substantially in the manner that the Business was being conducted immediately prior to the Closing.

9.6                                 Consents.  The Company and/or the Stockholders, as applicable, shall have obtained the consents set forth on Schedules 4.2 and 5.2, all in forms reasonably acceptable to the Purchaser.

9.7                                 Assignment.  The Company shall have executed an Assignment and Assumption Agreement with respect to the Purchased Assets and the Assumed Liabilities substantially in the form of Exhibit B hereto (the “Assignment”).

9.8                                 Intellectual Property Assignments.  The Company shall have executed one or more Intellectual Property Assignments to transfer the Company Intellectual Property from the Company to the Purchaser, substantially in the form of Exhibit C hereto (the “IP Assignments”).

9.9                                 Subscription Agreement.  The Company shall have executed the Subscription Agreement substantially in the form of Exhibit D hereto.

ARTICLE X

CONDITIONS TO THE STOCKHOLDERS’ AND THE COMPANY’S OBLIGATIONS

The obligations of the Stockholders and the Company to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

10.1                           Representations and Warranties True and Correct.  Without giving effect to any disclosure made to the Stockholders or the Company pursuant to Section 8.1, all of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (i) on and as of the date of this Agreement and (ii) on and as of the Closing Date, as if made on and as of the Closing Date.

10.2                           Covenants and Agreements Performed.  The Purchaser shall have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser prior to or on the Closing Date.

10.3                           Purchaser Closing Certificate.  The Company and the Stockholders shall have been furnished with a certificate executed by an officer of the Purchaser (the “Purchaser Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled at or prior to the Closing Date.

10.4                           No Prohibition.  No Legal Requirement or Order shall be in effect that restrains or prevents, or would restrain or prevent, the Stockholders or the Company from consummating the transactions contemplated hereby.

10.5                           Consents.  The Purchaser shall have obtained the consents set forth on Schedule 6.2 in forms reasonably acceptable to the Stockholders and the Company.

10.6                           Payment of Closing Payment.  The Purchaser shall have delivered the Cash Portion and the Stock Portion to the Company in the manner set forth in Section 3.1(b).

10.7                           Assignment.  The Purchaser shall have executed the Assignment.

ARTICLE XI

TERMINATION PRIOR TO CLOSING; REORGANIZATION

11.1                           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  By the written consent of the Purchaser, the Stockholders and the Company;

(b)                                 By either the Purchaser, on the one hand, or the Company and the Stockholders, on the other hand, by written notice given to the other, if the Closing shall not occur on or before February 28, 2007 (the “Drop Dead Date”) (other than through the failure of the party seeking to terminate this Agreement to comply fully with such party’s covenants or obligations under this Agreement); or

(c)                                  By either the Purchaser, on the one hand, or the Company and the Stockholders, on the other hand, by written notice given to the other, if there has been a material breach of any provision of this Agreement by (i) the Company or either Stockholder, in the case of notice from the Purchaser or (ii) the Purchaser, in the case of notice from the Company and the Stockholders, provided, however, that the Person receiving such notice shall have the opportunity to cure any such breach for seven Business Days after the date the notice is provided before any such termination shall be effective.

11.2                           Effect on Obligations.  Termination of this Agreement pursuant to Section 11.1 hereof shall terminate all obligations of the parties hereunder, except for their obligations under Article XII hereof and Sections 7.6 and 8.6 hereof; provided, however, that termination pursuant to Section 11.1(c) hereof by reason of a material breach by any Person of such Person’s obligations hereunder shall not relieve such Person from any Liability arising from or related to such breach under Article XII hereof or otherwise.

ARTICLE XII

SURVIVAL; INDEMNIFICATION AND OFFSET

12.1                           Survival; Knowledge of Breach.

(a)                                  The covenants, agreements, representations and warranties contained herein shall survive the Closing; provided, however, that the representations and warranties contained herein shall survive only until the expiration of the 15-month period following the Closing Date (the

“Survival Period”), and no Claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such 15-month time limitation shall not apply to:

(i)                                     Claims for misrepresentations and breaches of warranties with respect to Sections 4.1, 4.2, 4.4, 4.23, 5.1, 5.2, 5.3, 6.1, 6.2 and 6.3 and the first sentence of Section 4.11, which may be asserted without limitation;

(ii)                                  Claims for misrepresentations and breaches of warranties with respect to Sections 4.15, 4.17 and 4.18, which may be asserted until 60 days after the expiration of the applicable statute of limitations (the “Extended Survival Period”); and

(iii)                               Claims for misrepresentations and breach of warranties that have been asserted and that are the subject of a written notice from a Company Indemnitee to the Purchaser or from a Purchaser Indemnitee to a Company Indemnitor prior to the expiration of the Survival Period or the Extended Survival Period, as applicable, which notice specifies in reasonable detail the nature of the Claim.

(b)                                 The right to indemnification, payment for Losses or other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-compliance with or breach of any covenant or obligation, shall not affect the right to indemnification, payment for Losses or other remedy based on such representation, warranties, covenants or obligations.

12.2                           Indemnification.

(a)                                  The Stockholders and the Company (together, the “Company Indemnitors”) shall indemnify and defend the Purchaser and each of its directors, officers, employees, agents and other Affiliates and their respective successors and assigns (together, the “Purchaser Indemnitees”), and shall hold each of them harmless from and against, all Losses that are incurred or suffered by any of them in connection with, arising out of or resulting from:

(i)                                     Any misrepresentation or breach of any warranty made by the Stockholders or the Company in this Agreement or any Ancillary Agreement;

(ii)                                  Any breach of any covenant or obligation of any of the Stockholders or the Company in this Agreement or any Ancillary Agreement to which such Person is a party;

(iii)                               Any noncompliance with any bulk-transfer provisions of the Uniform Commercial Code (or any similar Legal Requirement) or fraudulent transfer law arising as a result of the transactions contemplated hereby; and

(iv)                              Any of the Retained Assets or Retained Liabilities.

(b)                                 The Purchaser shall indemnify the Company, the Stockholders and each of their directors, officers, employees, agents and other Affiliates, as applicable (together, the “Company Indemnitees”), and shall hold each of them harmless from and against, all Losses that are incurred or suffered by any of them in connection with, arising out of or resulting from:

(i)                                     Any misrepresentation or breach of any warranty made by the Purchaser in this Agreement or any Ancillary Agreement;

(ii)                                  Any breach of any covenant or obligation of the Purchaser in this Agreement or any Ancillary Agreement; or

(iii)                               Any of the Purchased Assets or Assumed Liabilities.

12.3                           Limitations.

(a)                                  The Purchaser shall not be entitled to recover under this Article XII for Losses suffered by it under Section 12.2(a)(i) until the aggregate amount that the Purchaser Indemnitees are entitled to recover in respect of all such claims exceeds $150,000 (the “Company Threshold”); provided, that upon such time as such Losses exceed the Company Threshold, the Purchaser Indemnitees shall be entitled to recover in respect of all Losses and; provided, further, that the Company Threshold shall not apply with respect to Losses incurred by the Purchaser Indemnitees arising in respect of claims for misrepresentations and breach of warranties relating to Sections 4.1, 4.2, 4.4, 4.18, 4.23, 5.1, 5.2, 5.3 and the first sentence of Section 4.11 ;provided, however, that.

(b)                                 The Company and the Stockholders may satisfy any payment obligation arising under this Article XII by transferring to the appropriate Purchaser Indemnitee shares of the Purchaser’s Common Stock received hereunder on the date that such payment becomes due (such date, the “Payment Date”).  When payment is made by transferring the Purchaser’s Common Stock, the shares shall be valued at their fair market value on the Payment Date.  If the shares are traded on any national exchange or quoted on any Nasdaq market, the shares shall be valued at their closing price on the Payment Date; or if no closing price is reported the average of the closing offering and bid prices on the Payment Date.  If the shares are not traded on a national exchange or quoted on a Nasdaq market, the Purchaser and the Company and/or the Stockholders, as the case may be, shall attempt to agree upon a fair market value as of the Determination Date for the shares within 20 days after the payment is due.  If such parties are not able to agree upon a value within such 20-day period, each such party (for purposes hereof, with the Company and the Stockholders, to the extent applicable, being one party) shall, within five days after the expiration of the 20-day period referred to above, engage an accounting firm or appraiser experienced in valuing shares of private companies (an “Appraiser”), and those two Appraisers shall engage a third Appraiser.  The Purchaser, the Company and Stockholders shall promptly provide all three Appraisers with any information that they request, and the three Appraisers shall attempt to agree in good faith upon a valuation within 60 days after the third Appraiser shall be selected.  If the three Appraisers cannot agree upon a valuation, the value shall be the average of the individual valuations of the Appraisers.  The fees and expenses of each Appraiser appointed by a party hereto shall be borne by the appointing party and the fees and expenses of the third Appraiser appointed shall be shared equally by the parties (for purposes hereof, the Company and the Stockholders shall be one party).  Notwithstanding anything to the contrary herein, the liability of the Company pursuant to this Article XII shall not exceed the 24,219 shares of Purchaser’s Common Stock and the liability of the Stockholders pursuant to this Article XII shall not exceed 900,000 shares plus any shares or amounts actually received pursuant to Section 2.1(a)(iv) through 2.1(a)(vii) hereof, so that once the Company or the Stockholders, as the case may be, have transferred such shares and, in the case of the Stockholders, any such amounts, such party will have no further liability hereunder; provided, however, that with respect to claims for misrepresentations and breach of warranties relating to Sections 4.1, 4.2, 4.4, 4.18, 4.23, 5.1, 5.2, 5.3 and the first sentence of Section 4.11, the maximum liability of the Company shall be increased so as to include an amount equal to the Cash Portion.

(c)                                  No limitation or condition of liability provided in this Article XII shall apply to any misrepresentation or breach of warranty contained herein if such misrepresentation or breach of warranty was made willfully or with intent to deceive.  For purposes of calculating the amount of any Losses incurred in connection with any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, any disclosures made pursuant to Sections 7.2, 7.6 and 8.2 shall be disregarded.

12.4                           Notice of Indemnity Claims.  If any Purchaser Indemnitee or Company Indemnitee entitled to or seeking indemnification hereunder (an “Indemnified Party”) (i) determines that any event, occurrence, fact, condition or Claim gives rise, or could reasonably be expected to give rise to, Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement; (ii) otherwise identifies an event, occurrence, fact, condition or Claim giving rise, or that could reasonably be expected to give rise, to a right of indemnification hereunder in favor of such Indemnified Party or (iii) with respect to any Third Party Claim, becomes aware of the assertion of any Claim or of the commencement of any Proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”), describing in reasonable detail the facts giving rise to the claim for indemnification under this Agreement and shall include in such Claim Notice the amount or the method of computation of the amount of such Indemnity Claim (if then Known) and a reference to the provision of this Agreement upon which such Indemnity Claim is based; provided, however, that the failure of any Indemnified Party to give timely notice thereof shall not affect any of the Indemnified Party’s rights to indemnification hereunder nor relieve the Indemnifying Party from any of the Indemnified Party’s indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure in the Indemnified Party’s defense of the Indemnity Claim.  Any Claim Notice not relating to a Third Party Claim shall specify the nature of the Losses and the estimated amount thereof.

12.5                           Third-Party Claims.  Any obligation to provide indemnification hereunder with respect to any Proceeding by or against any Person other than any party hereto, including any Governmental Authority (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)                                  Upon receipt of a Claim Notice in respect of any Third Party Claim that involves (and continues to involve) solely monetary damages, the Indemnifying Party shall be entitled, at its option and its sole cost and expense and upon written notice (the “Defense Notice”) to the Indemnified Party within 15 days of its receipt of such Claim Notice, to assume and control the defense, compromise, settlement and investigation of such Third Party Claim, and to employ and engage counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party may, at its option, participate in such defense, compromise, settlement and investigation at its sole cost and expense; provided, further, however, that if there exists a conflict of interest between the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, or if the Indemnified Party has been advised by counsel that there may be one or more defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party.

(b)                                 If the Indemnifying Party exercises the right to undertake the defense and investigation of any Third Party Claim as provided in Section 12.5(a), then (i) the Indemnified Party shall provide reasonable cooperation to the Indemnifying Party in such efforts; (ii) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of the defense of any such Third Party Claim and (iii) the Indemnifying Party shall diligently pursue the Third Party Claim.  If the Indemnifying Party fails to undertake the defense and investigation of any such Third Party Claim as provided in Section 12.5(a), (x) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the reasonable cost and expense of and for the account and risk of, the Indemnifying Party; (y) the Indemnifying Party shall cooperate with the Indemnified Party in such efforts and (z) the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

12.6                           Settlement of Indemnity Claims.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise any Indemnity Claim or consent to the entry of any final Judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all Liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim and the sole relief for which are monetary damages that are paid in full by the Indemnifying Party.

12.7                           Right of Setoff.  Upon notice to the Company specifying in reasonable detail the basis therefor, the Purchaser may set off any amount to which it is entitled under this Article XIII against amounts otherwise payable to the Company under Section 2.1 hereof.

12.8                           Exclusive Remedy. The indemnification provisions of this Article XII shall be the sole and exclusive remedy of each party hereto for any breach of any representation, warranty or pre-closing covenant and each party hereby waives its right to seek any other remedy therefor.  Notwithstanding the foregoing, no party hereto waives such party’s right to bring an action based on fraud or seeking an equitable remedy.

ARTICLE XIII

MISCELLANEOUS

13.1         Entire Agreement.  This Agreement together with the Ancillary Agreements and the certificates delivered hereunder constitutes the sole understanding of the parties with respect to the subject matter hereof.

13.2         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned (either by operation of law or otherwise) (a) by either Stockholders or the Company without the prior written consent of the Purchaser or (b) by the Purchaser without the prior written consent of the Stockholders and the Company.  Notwithstanding the foregoing, the Company may assign this Agreement and the Ancillary Agreements to its Stockholders in connection with a liquidation of the Company pursuant to terms and conditions reasonably satisfactory to the Purchaser. Any attempted assignment in violation of this Section 13.2 shall be null and void.

13.3         Headings.  The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

13.4         Amendment; Modification and Waiver.  No amendment, modification, or waiver of the terms of this Agreement shall be binding unless the same shall be in writing and duly executed by all of the parties hereto, except that any terms of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived term.  No single waiver of any term of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such term or a waiver of any other term hereof.  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

13.5         Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

13.6         Notices.  Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by a nationally recognized overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if sent by facsimile, three days after mailing if mailed, one Business Day after deposited for domestic delivery with a nationally recognized overnight courier service if delivered by overnight courier, and three Business Days after deposited for international delivery with an internationally recognized overnight courier service), as follows:

if to the Company, to:

ADViSYS, Inc.

2700 Research Forest Drive, Suite 180

The Woodlands, TX 77381

Attention:  Ronald O. Bergan

Fax No.:  282-296-7333

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2300 First City Tower

1001 Fannin Street

Houston, TX 77002

Attention:  Michael C. Blaney

Fax No.:  713-615-5487

if to Ronald O. Bergan or Mary Alice Bergen, to his or her attention at:

3300 North 7th Avenue

Fargo, ND 58108

with a copy (which shall not constitute notice) to:

Johnson, Rodenberg & Lauinger

107 Roberts Street

P.O. Box 2427

Fargo, ND 58108-2427

Attention:  Bruce D. Johnson

Fax No.:  701-235-6678

if to the Purchaser to:

VGX Pharmaceuticals, Inc.

450 Sentry Parkway

Blue Bell, PA 19422

Attention:  Kevin Rassas

Fax No.:  267-440-4242

with a copy (which shall not constitute notice) to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attention:  Kathleen M. Shay

Fax No.:  215-979-1020

or at such other address for a party as shall be specified by like notice.

13.7         Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within that jurisdiction.

13.8         No Third Party Beneficiaries.  This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other Person, including any employee of the Company shall be entitled to rely on this Agreement or accrue any Claim pursuant to, under, by, or through this Agreement.

13.9         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

13.10       Drafting of Agreement.  Each party acknowledges that such party has had the opportunity to participate in the drafting of this Agreement and to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter, and no presumptions made or inferences drawn because of the inclusion of a term not contained in a prior draft or the deletion of a term contained in a prior draft.

13.11       Savings Clause.  If any one or more of the terms hereof shall be adjudged, adjudicated, declared or deemed by a Governmental Authority to be invalid, illegal or void or unenforceable in any particular respect, this Agreement shall be construed as if the invalid, illegal, void or unenforceable term or part thereof had never been contained herein, and the remaining portions of this Agreement shall nonetheless continue in full force and effect.  If one or more of the terms, or part thereof, of this Agreement shall, for any reason, be adjudged, adjudicated, declared or deemed by any Governmental Authority to be excessive, then such terms shall be deemed reformed to the maximum limitations permitted by applicable law, and this Agreement shall be construed, by limiting and reducing its terms, so as to be enforceable to the extent compatible with the applicable law.

13.12       Injunctive Relief.  The covenants set forth in Sections 7.3 and 7.13 of this Agreement are a reasonable and necessary protection of the legitimate interests of the Purchaser and any failure of Company or either Stockholder to comply with the requirements of such Sections will cause the Purchaser irreparable injury.  The remedy at law for any breach or threatened breach of either such Section will be inadequate and, accordingly, the Purchaser shall, in addition to any other rights and remedies that the Purchaser may have, be entitled to seek an injunction or temporary restraining order to prevent such breach or threatened breach and to enforce specifically such Sections with any court of competent jurisdiction, in addition to any other remedy to which the Purchaser is entitled at law or in equity.

ARTICLE XIV

CERTAIN DEFINITIONS

14.1         “Administaff” means Administaff Companies II, L.P.

14.2         “Administaff Agreement” means that certain Client Services Agreement entered into between Administaff and the Company on March 17, 2003.

14.3         “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

14.4         “Ancillary Agreements” means (a) the Assignment; (b) the IP Assignments; (c) the Subscription Agreement and (d) any other document specifically identified therein as an Ancillary Agreement.

14.5         “Business Day” means any day other than a day on which banks in Philadelphia, Pennsylvania are required or authorized to be closed.

14.6         “Claim” means any claim, suit, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description asserted by the claimant against any Person.

14.7         “Code” means the Internal Revenue Code of 1986, as amended.

14.8         “Company Contract” means any Contract to which Company is a party or by which it is bound.

14.9         “Contract” means any agreement, purchase order, sales order, contract or similar instrument, arrangement or commitment.

14.10       “EKD” means electrokinetic delivery system.

14.11       “Encumbrances” means liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, licenses, options or title defects of any kind whatsoever.

14.12       “Environment” means soil, surface waters, ground water, land, surface or subsurface strata and ambient air.

14.13       “Environmental Claim” shall mean any Claim, Proceeding, Order, directive, summons, complaint or citation asserted, filed or otherwise made by any Governmental Authority relating to Environmental Laws or Hazardous Substances.

14.14       “Environmental Law” means all foreign, federal, state and local laws, regulations, rules, codes, ordinances, common law, Orders and consent agreements relating to pollution, Hazardous Substances or the discharge, emission or release of materials into the Environment.

14.15       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

14.16       “FD&C Act” shall mean the Federal Food, Drug & Cosmetics Act, as amended, or any successor statute, including all regulations promulgated thereunder.

14.17       “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

14.18       “GAAP” means United States generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

14.19       “GHRH” means growth hormone releasing hormone.

14.20       “Governing Documents” means, with respect to the Company or the Purchaser, the articles or certificate of incorporation and the bylaws of the applicable corporation; (b) all Security holders’ Contracts, voting Contracts, voting trust Contracts, joint venture Contracts, registration rights Contracts or other Contracts or documents relating to the organization, management or operation of such corporation or relating to the rights, duties and obligations of the Security holders of any such corporation and (c) any amendment or supplement to any of the foregoing.

14.21       “Governmental Authority” means any government, court, department, authority, commission, board, bureau, agency or official or other regulatory, administrative authority, whether (in each case) federal, foreign, state or local.

14.22       “Governmental Authorization” means any permit, license or other authorization given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement and required to:  (a) conduct the Business as currently conducted or (b) occupy, maintain, operate or use the Company’s assets or properties as currently maintained, operated or used.

14.23       “Hazardous Substance” shall mean any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including, without limitation, any substance which contains polychlorinated biphenyls or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

14.24       “Intellectual Property” means all intellectual property, confidential information, and proprietary information and any improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, including, but not limited to, (a) letters patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), including, without limitation, regional patents, certificates of invention and utility models, rights of license or otherwise under letters patent, certificates of invention and utility models patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, Internet domain names, brand names, brand marks, fictitious names assumed names and corporate names, together with any adaptations combinations, derivations and translations thereof and the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship and mask works, whether copyrightable or not, including all statutory and common law copyrights associated therewith; in each case, whether or not registered; (d) all registrations, applications, reissues, divisionals, continuations, continuations-in-part, extensions and renewals for any of the terms listed in clauses (a), (b) and (c); (e) trade secrets and confidential business information; (f) websites; (g) all versions of computer programs, whether in source code or object code assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto; (“Software”); (h) lists of customers and potential customers (including any lists of electronic mail addresses or other contact information of customers and potential customers); formulae; compositions; know-how; research and development information; manuscripts; drawings; specifications; list of suppliers and service providers; pricing and cost information and records; test reports; manuals; financial, business, sales and marketing information and proposals, research, data, and plans; technical and computer data; databases; documentation; promotional materials and related information and (i) all copies and tangible embodiments thereof, including without limitation, any Software and databases; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgment, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

14.25       “IRS” means the Internal Revenue Service.

14.26       “Knowledge of the Company” and words of similar import means (i) for matters addressed in Sections 4.8, 4.13 and 4.14 hereof, the actual knowledge of Ronald O. Bergan, Douglas R. Kern, Ruxandra Draghia Akli, Henry Hebel and JoAnne Greenwell, after reasonable inquiry with respect to such matters and (ii) for all other matters, the actual knowledge of such individuals.

14.27       “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

14.28       “Losses” means any and all losses, Liabilities, damages (including incidental and consequential damages), penalties, obligations, awards, fines, deficiencies, interest, Claims, diminution in value, costs and expenses whatsoever (excluding attorneys’, consultants’ and other professional fees and disbursements) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

14.29       “Liabilities” means with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

14.30       “Material Adverse Effect” means any circumstance or event that, individually or in the aggregate with any other circumstance or event could reasonably be expected to be, or is, material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), assets, properties, results of operations or Liabilities of the Company.

14.31       “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.

14.32       “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or (b) minor imperfections of title, none of which, individually or in the aggregate, detracts from the value of the affected assets or properties, or impairs the use of the affected assets or properties or impairs the operation of the Business.

14.33       “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Authority, other entity or group.  For purposes of this definition, “group” means when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Securities of an issuer.

14.34       “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

14.35       “Restricted Business” means (a) the Business and (b) to the extent not otherwise covered by the definition of “Business”, the business of providing, developing, selling, manufacturing, marketing or otherwise commercializing, as applicable, (i) electroporation services or devices; (ii) EKDs; (iii) constant current devices; (iv) plasmid DNA products; (v) DNA delivery devices; (vi) GHRH (including species-specific GHRH for veterinary applications); (vii) formulation technologies including poly-L-glutamate and (viii) insulin-like growth factor 1 (IGF1) for human and veterinary applications.

14.36       “Schedules” means all of the Schedules made a part of this Agreement.

14.37       “Securities” with respect to any Person means any equity securities of such Person, including securities convertible into, exchangeable for, or carrying the right to acquire any equity securities of the Person, or subscriptions, warrants, options, rights (including anti-dilution rights), or other arrangements or commitments obligating such Person to issue of any equity securities or any interest therein of such Person.

14.38       “Straddle Period” means any complete Tax period that begins before and ends after the Closing Date.

14.39       “Tax” means any of the Taxes, where “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever or (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502 6(a) (or any predecessor or successor thereof of any analogous or similar provision under any Legal Requirement) or otherwise.

14.40       “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

14.41       “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

VGX PHARMACEUTICALS, INC.

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

ADVISYS INC.

By:	/s/ Douglas R. Kern
Name:	Douglas R. Kern
Title:	President and Chief Executive Officer

/s/ Mary Alice Bergan
Mary Alice Bergan

/s/ Ronald O. Bergan
Ronald O. Bergan

EXHIBIT A

Purchase Price Allocation

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of February 21, 2007, between VGX Pharmaceuticals, Inc., a Delaware corporation (the “Assignee”), and ADViSYS, Inc., a Delaware corporation (the “Assignor”).

Recitals:

WHEREAS, the Assignor, the Assignee, Ronald Bergan and Mary Alice Bergan have entered into an Asset Purchase Agreement dated as of even date herewith (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Assignor has agreed to sell, assign, convey, transfer and deliver the Purchased Assets to the Assignee;

WHEREAS, pursuant to the Agreement, the Assignee has agreed to assume the Assumed Liabilities; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Assignment of Purchased Assets.  The Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby sells, transfers, conveys and delivers to the Assignee, and the Assignee does hereby accept from the Assignor, all of the right, title and interest of the Assignor in and to all of the Purchased Assets free and clear of all Encumbrances, other than the Permitted Encumbrances.

2.                                       Assumption of Liabilities.  The Assignee hereby assumes and agrees to pay, perform and discharge the Assumed Liabilities.

3.                                       Modification and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Assignment shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Assignment may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Assignment shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

4.                                       Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within that jurisdiction.

5.                                       Disputes.  The respective rights of the Assignor, on the one hand, and the Assignee, on the other, with respect to the Purchased Assets and the Assumed Liabilities assigned and assumed hereby shall be governed by the Agreement.  In the event of a conflict between this Assignment and the Agreement, the Agreement shall control.  All disputes between the Assignor and the Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provisions contained herein shall be resolved in accordance with the Agreement.

6.                                       Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date first written above.

VGX PHARMACEUTICALS, INC.

By:	/s/ Joseph Kim
Name: Joseph Kim
Title: President & Chief Executive Officer

ADVISYS, INC.

By:	/s/ Douglas R. Kern
Name: Douglas R. Kern
Title: President & Chief Executive Officer

EXHIBIT C

IP Assignment

EXHIBIT D

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made as of February 21, 2007, between VGX Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and ADViSYS, Inc., a Delaware corporation (the “Subscriber”).

WHEREAS, on the date hereof, the Company and the Subscriber entered into that certain Asset Purchase Agreement pursuant to which the Company agreed to purchase from the Subscriber, and the Subscriber agreed to sell to the Company the Purchased Assets, subject to the Asset Purchase Agreement; and

WHEREAS, in satisfaction of a portion of the purchase price for the Purchased Assets the Company will issue 924,219 shares of the Company’s Common Stock to the Subscriber;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Subscriber, intending to be legally bound, hereby agree as follows:

1.                                       Issuance of the Shares.  In partial consideration of the purchase of the Purchased Assets by the Company from the Subscriber, the Company agrees to issue to the Subscriber 924,219 shares of the Company’s Common Stock (the “Initial Shares”).  For purposes of this Agreement, the term “Shares” shall include the Initial Shares and any other shares of Common Stock or equity securities held by the Subscriber on or after the date hereof.

2.                                       Investment Representations.  The Subscriber hereby represents and warrants to the Company as follows:

(a)                                  The Subscriber is aware of the Company’s business affairs and financial condition and has had the opportunity to discuss the Company’s business, management and financial affairs with its management.  The Subscriber has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company.  The Subscriber acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk.

(b)                                 The Subscriber is acquiring the Shares for investment for the Subscriber’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the Shares.  The Subscriber does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

(c)                                  The Subscriber understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.  The Subscriber acknowledges that the Shares constitute “restricted securities” under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the Shares.

3.                                       Validity of Issuance.  The Initial Shares are validly issued, fully paid and nonassessable.

4.                                       Capitalization.  Exhibit A sets forth the authorized, issued and outstanding capital stock of the Company and a list of the holders of such capital stock as of the date of this Agreement.  Except as set forth on Exhibit A, the Company has not issued and is not obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities.

5.                                       Legends.  The certificate evidencing the Shares shall be endorsed with the following legend (in addition to any legend required under applicable securities laws or corporate laws or any other contract between the Subscriber and the Company):

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE COMPANY’S RIGHTS OF FIRST REFUSAL AND A MARKET STAND-OFF RESTRICTION IN CONNECTION WITH ANY PUBLIC OFFERING BY THE COMPANY, WHICH ARE CONTAINED IN A STOCK SUBSCRIPTION AGREEMENT.  A COPY OF THE STOCK SUBSCRIPTION AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

6.                                       Right of First Refusal.

(a)                                  The Subscriber shall give to the Company at least 60 days’ prior written notice of any proposed sale or other transfer by the Subscriber of any of the Shares.  Such notice shall describe the proposed sale or other transfer, the name and address of each party to the transaction and the price and other terms thereof.  Such notice shall constitute an offer from the Subscriber (the “Offer”) to sell the Shares to the Company at the same price and on the same other terms, which Offer by its terms shall remain open for a period of 30 days from the date of receipt of the Subscriber’s notice.

(b)                                 If the Company does not accept the Offer within such 30-day period, the Subscriber will have 60 days from the end of the 30-day period to complete the transaction with the persons specified in the Offer on terms and conditions that are no more favorable to such persons or less favorable to the Subscriber than those set forth in the Offer.  If the transaction is not completed during such 60-day period, the procedures specified in this Agreement will thereafter apply to any proposed sale of such Shares.  As a condition to the transfer of any Shares other than to the Company in accordance with this Section 6, the Subscriber shall cause the transferee to execute and deliver to the Company an investment representation letter, which contains representations, warranties and agreements substantially identical to those set forth in this Section 6 and Sections 7 and 8  of this Agreement.

(c)                                  If all or a part of the consideration for the Shares under the Offer is not readily available to the Company (e.g., real estate or securities for which there is no established trading market) or otherwise cannot be precisely duplicated by the Company, a purchase by the Company will be made for a consideration and upon terms that constitute the reasonable economic equivalent of the price and terms of the Offer.  For these purposes, the promissory note of the Company will be considered the reasonable economic equivalent of the promissory note of the proposed transferee, notwithstanding any differences in financial condition.

(d)                                 The Company may assign its right to purchase Shares under this Section 6, in whole or in part, to any other person.

7.                                       Market Standoff Agreement.  In the event that the Company shall file a registration statement under the Securities Act (if at all) to register shares of its Common Stock or other securities, the undersigned agrees that the undersigned will not, to the extent requested by the Company and the underwriter of such securities, and during the period of duration specified by the Company and such underwriter following the effective date of each such registration statement, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the undersigned at any time during such period except Shares, if any, included in such registration (and the undersigned understands that there is no obligation on the part of the Company to register any securities of the Company held by the undersigned); provided, however, that: (a) all officers, directors and 1% or greater shareholders of the Company enter into similar agreements; and (b) such market stand-off time period may not exceed 180 days from the effective date of the registration statement.  Notwithstanding the foregoing, the obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 promulgated under the Securities Act or similar forms that may be promulgated in the future, or a registration relating solely to a Securities Exchange Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the securities of the undersigned until the end of such market stand-off period.

8.                                       Drag-Along Rights.  In the event the Board of Directors of the Company approves a Sale Transaction (defined below), the Subscriber shall be obligated to, upon the request of the Board of Directors:  (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Company, his or her Shares on substantially the same terms applicable to the Sale Transaction (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock, if any); and (b) execute and deliver such instruments of conveyance and transfer and take such other action as the Board of Directors may reasonably require in order to carry out the terms and provisions of this Section 8 (including, without limitation, voting the Subscriber’s Shares in favor of the Sale Transaction).  For purposes of this Section 8, “Sale Transaction” means (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or sale of capital stock of the Company) that would result in the transfer of 50% or more of the outstanding voting power of the Company or in which the stockholders of the Company immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving entity immediately thereafter, or (ii) a sale of all or substantially all of the assets of the Company.

9.                                       Equitable Relief.  In the event of a breach by the Subscriber of any term of this Agreement, in addition to all of the other remedies that may be available under applicable law, the Company shall have the right to equitable relief, including, without limitation, the right to enforce specifically the terms of this Agreement by obtaining injunctive relief against any violation or non-performance hereof.

10.                                 General Provisions.

(a)                                  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Subscriber shall be addressed to the Subscriber at the address given beneath its signature hereto.  Either party may hereafter designate a different address for notices to be given to such party by a notice given pursuant to this Section 10(a).  Any notice shall have been deemed duly given when addressed as aforesaid and deposited (with postage prepaid) in the United States mail, sent by overnight courier (with charges prepaid), or sent by confirmed facsimile.

(b)                                 This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware.

(c)                                  Any provision of this Agreement may be amended and the observance thereof may be waived only by the prior written consent of the Company and the Subscriber.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or the Shares or any rights or obligations of any person under or by reason of this Agreement.

(d)                                 The Subscriber agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

VGX PHARMACEUTICALS, INC.

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President & Chief Executive Officer

ADVISYS, INC.

By:	/s/ Douglas R. Kern
Name:	Douglas R. Kern
Title:	President & Chief Executive Officer

Address and Facsimile Number of Subscriber:

2700 Research Forest Drive, Suite 180
The Woodlands, TX 77381
Fax No.: 282-296-7333